JOINT FILER INFORMATION

Name of Joint Filer:	Advantage Capital NOLA X, L.L.C.

Address of Joint Filer:	909 Poydras Street, Suite 2230 New Orleans, LA 70112

Relationship of Reporting Person:	May be deemed a member of a group that is a 10% owner

Designated Filer:	Advantage Capital Partners X Limited Partnership

Issuer and Ticker or Trading Symbol:	OMNI Energy Services Corp. (OMNI)

Period Covered by Report	February 12, 2004

ADVANTAGE CAPITAL NOLA X, L.L.C.

Signature of Joint Filer:	/s/ Steven T. Stull
Steven T. Stull
President